                                                          Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                Lightbridge, Inc.
-------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
-------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   04-3065140
-------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

           281 Winter Street, Waltham, Massachusetts                    02154
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            (Address of Principal Executive Offices)                 (Zip Code)

                                LIGHTBRIDGE, INC.
                1990 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN
               1996 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN
-------------------------------------------------------------------------------
                            (Full Title of the Plan)

                                Pamela D.A. Reeve
                       President & Chief Executive Officer
                                Lightbridge, Inc.
                                281 Winter Street
                          Waltham, Massachusetts 02154
-------------------------------------------------------------------------------
                     (Name and Address of Agent for Service)

                                 (617) 890-2000
-------------------------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent For Service)

                                 WITH A COPY TO:
                         John D. Patterson, Jr., Esq.
                            Mark L. Johnson, Esq.
                             Foley, Hoag & Eliot LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 832-1000

--------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                                      Proposed
Title of                            Proposed          Maximum
Securities           Amount         Maximum           Aggregate     Amount of
to be                to be          Offering Price    Offering      Registration
Registered           Registered     Per Share(1)      Price(1)      Fee
--------------------------------------------------------------------------------

Common Stock       226,485 shares    $ 6.875(2)    $ 1,557,084       $  472 (2)
 .01 par value
------------------------------------------------------------------------------

Common Stock     1,472,005 shares    $  1.91       $ 2,816,472       $  854 (3)
 .01 par value
------------------------------------------------------------------------------

Common Stock       277,850 shares    $  9.99       $ 2,776,950       $  842 (4)
 .01 par value
------------------------------------------------------------------------------

Common Stock       722,150 shares    $ 6.875(5)    $ 4,964,781       $1,505(5)
 .01 par value
------------------------------------------------------------------------------

Totals                                             $12,115,287       $3,673

------------------------------------------------------------------------------

RIDER A:

(1)  Estimated solely for the purpose of determining the registration fee.

(2) In accordance with Rule 457(c) under the Securities Act of 1933, the calculation with respect to shares issued and outstanding at March 24, 1997 pursuant to the exercise of stock options granted under the Lightbridge, Inc. 1990 Incentive and Nonqualified Stock Option Plan (the "1990 Plan") is based on the average of the high and low sale prices reported in the consolidated reporting system of the Nasdaq National Market on March 18, 1997.

(3) In accordance with Rule 457(h) under the Securities Act of 1933, the calculation with respect to shares issuable under stock options granted under the 1990 Plan and outstanding at March 24, 1997 is based on the exercise prices of such options.

(4) In accordance with Rule 457(h) under the Securities Act of 1933, the calculation with respect to shares issuable under stock options granted under the Lightbridge, Inc. 1996 Incentive and Non-Qualified Stock
     Option Plan (the "1996 Plan") and outstanding at March 24, 1997 is based on the exercise prices of such options.

(5) In accordance with Rules 457(c) and (h) under the Securities Act of 1933, the calculation with respect to shares issued and outstanding at March 24, 1997 pursuant to the exercise of stock options not yet granted under the 1996 Plan is based on the average of the high and low sale prices reported in the consolidated reporting system of the Nasdaq National Market on March 18, 1997.


                              REOFFER PROSPECTUS

        The material which follows, up to but not including the page beginning
Part II of this Registration Statement on Form S-8, constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 under General Instruction C to Form S-8. The reoffer prospectus is to be used in connection with resales of restricted securities issued and outstanding under the Lightbridge, Inc. 1990 Incentive and Nonqualified Stock Option Plan.

REOFFER PROSPECTUS
------------------

                                226,485 Shares

                              LIGHTBRIDGE, INC.

                                 Common Stock

           THIS DOCUMENT CONSTITUTES PART OF A REGISTRATION STATEMENT
                       COVERING SECURITIES THAT HAVE BEEN
                   REGISTERED UNDER THE SECURITIES ACT OF 1933


        This Reoffer Prospectus relates to the resale, by the holders thereof (the "Selling Stockholders"), of 226,485 shares (the "Shares") of common stock, $.01 par value per share ("Common Stock") of Lightbridge, Inc. ("Lightbridge" or the "Company") issued pursuant to the exercise of options granted under the Lightbridge, Inc. 1990 Incentive and Nonqualified Stock Option Plan (the "Plan").

        The Common Stock trades on the Nasdaq National Market under the symbol "LTBG." On March 24, 1997, the closing sale price for the Common Stock, as reported by the Nasdaq National Market, was $7.00 per share.

        The Selling Stockholders or their pledgees, donees, transferees or other successors in interest may offer the Shares, from time to time during the effectiveness of this registration, for sale through the Nasdaq National Market, in the over-the-counter market, in one or more negotiated transactions or through a combination of methods of sale, at prices and on terms then prevailing or at negotiated prices. Sales may be effected to or through broker-dealers, who may receive compensation in the form of discounts, concessions, commissions or otherwise in connection therewith. See "Plan of Distribution."

        The Company will not receive any of the proceeds from sales of Shares by the Selling Stockholders. The Selling Stockholders will be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the Shares offered hereby. All of the other expenses of this offering will be paid by the Company.


                               ------------------

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING AT PAGE 4.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY OF THIS REOFFER PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this Reoffer Prospectus is March 25, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Reports and other information concerning the Company also may be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington D.C. 20006-1500.

         This Reoffer Prospectus constitutes part of a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Reoffer Prospectus does not contain all of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in such instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:
(1) certain portions of the Company's Registration Statement on Form 8-A, filed with the Commission on September 6, 1996; and (2) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form 10-K").

         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Reoffer Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Reoffer Prospectus.

         Any person to whom a copy of this Reoffer Prospectus is delivered may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than exhibits expressly incorporated by reference into such documents). Requests for such documents should be addressed to the Chief Financial Officer of the Company, 281 Winter Street, Waltham, Massachusetts 02154 or directed to the Chief Financial Officer at telephone number (617) 890-2000.
                                      2

                                   THE COMPANY

         Lightbridge develops, markets and supports a suite of integrated products and services that enable wireless telecommunications carriers to improve their customer acquisition and retention processes. The Company's software-based services are delivered primarily on an outsourcing and service bureau basis, which allows wireless carriers to focus internal resources on their core business activities. The Company offers on-line, real-time transaction processing and call center support solutions to aid carriers in qualifying and activating applicants for wireless service, as well as software-based sales support services for traditional distribution channels, such as dealers, agents and direct mobile sale forces, and emerging distribution channels, such as mass market retail stores, home shopping and stand-alone kiosks. The Company develops and implements interfaces that fully integrate its acquisition system with carrier and third-party systems, such as those for billing, point-of-sale, activations and order fulfillment. The Company recently introduced software-based decision support tools and services that enable carriers to reduce subscriber churn and to make more informed business decisions about their customers, markets and distribution channels.

         Lightbridge's objective is to be the leading provider of innovating, software-based solutions for cost-effective customer acquisition and retention for the wireless telecommunications industry. By focusing on the wireless telecommunications industry, the Company has developed significant expertise and experience that it intends to employ to address the changing needs of wireless carriers in both existing and emerging markets. The Company's strategy is to provide a suite of complementary software-based products and services that permit a wireless carrier to select applications and functions to create an integrated, customized solution addressing its particular needs. The open architecture underlying the Company's software applications supports the development of flexible, integrated solutions, regardless of the type of wireless service provided by a client and independent of the client's computing environment.

         The Company develops long-term consultative relationships with leading wireless carriers that assist it in identifying evolving industry needs and marketing additional products and services to its existing client base. Lightbridge also establishes relationships with strategic partners in order to increase the functionality of its products, reduce the time to market for its new products and services and access its partners' marketing and development resources. The Company intends to leverage these consultative and partnering relationships to expand the Company's presence in the United States, including in the emerging PCS market, and to facilitate and expedite the company's entry into the rapidly expanding international wireless market.

         Lightbridge was incorporated in Delaware in June 1989 under the name Credit Technologies, Inc. and changed its name to Lightbridge, Inc. in November 1994. The Company's principal executive offices are located at 281 Winter Street, Waltham, Massachusetts 02154, and its telephone is (617) 890-2000.

                                  RISK FACTORS

         This Reoffer Prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company's actual results could differ materially from the results contemplated in the forward-looking statements as a result of a number of factors, including the risk factors set forth below.

         DEPENDENCE ON LIMITED NUMBER OF CLIENTS. A limited number of clients historically have accounted for a substantial portion of the Company's revenues in each fiscal year. Revenues attributable to the Company's 10 largest clients accounted for approximately 90%, 90% and 81% of the Company's total revenues in the years ended September 30, 1994 and 1995 and December 31, 1996, respectively. Four clients in the years ended September 30, 1994 and 1995 and two clients for the year ended December 31, 1996 each accounted for greater than 10% of the Company's total revenues. During 1996, GTE Mobile, which accounted for 15% of the Company's revenues for the year ended December 31, 1996, changed the way it accesses the Company's Customer Acquisition System, from using the call center support solutions provided by the Teleservices Group to using on-line access. As a result, the Company's revenues from this client decreased significantly during 1996 and are expected to further decrease significantly in 1997. The concentration of the Company's revenues can cause the Company's revenues and earnings to fluctuate significantly from quarter to quarter, based on the volume of qualification and activation transactions generated through its significant clients. Moreover, recent consolidation among established participants in the wireless telecommunications industry may result in further concentration of the Company's revenues from a limited number of clients. The Company expects that revenues attributable to a relatively small number of clients will continue to represent a significant percentage of its total revenues for the foreseeable future. The Company's contracts with its clients generally extend for terms of one or more years and do not typically require the clients to purchase any particular type or quantity of the Company's products or services or to pay any minimum amount for products or services. Therefore, there can be no assurance that any of the Company's clients, including its significant clients, will continue to utilize the Company's services at levels similar to previous years or at all. The loss of, or a significant curtailment of purchases by, one or more of the Company's significant clients, including a loss or curtailment due to factors outside of the Company's control, could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. In addition, delays in collection or uncollectability of accounts receivable from any of the Company's significant clients could have a material adverse effect on the Company's liquidity and working capital position. See "Item 1. Business-- Clients" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

         FLUCTUATIONS IN QUARTERLY PERFORMANCE MAY ADVERSELY AFFECT MARKET PRICE OF COMMON STOCK. The Company has experienced fluctuations in its quarterly operating results and anticipates that such fluctuations will continue and could intensify. The Company's quarterly operating results may vary significantly depending on a number of factors, including the timing of the introduction or acceptance of new products and services offered by the Company or its competitors, changes in the mix of products and services provided by the Company, the nature and timing of changes in the Company's clients or their use of the Company's products and services, consolidation among participants and other changes in the wireless telecommunications industry, changes in the client markets served by the Company, changes in regulations affecting the wireless industry, changes in the Company's operating expenses, changes in personnel and changes in general economic conditions. Historically, the Company's quarterly revenues have been highest in the fourth quarter of each calendar year and have been particularly concentrated in the holiday shopping season between Thanksgiving and Christmas. The Company's transaction revenues, which historically have represented the majority of the Company's total revenues, are affected by the volume of use of the Company's services, which is influenced by seasonal and retail trends, the success of the carriers utilizing the Company's services in attracting subscribers and the markets served by the Company for its clients. Software and other revenues, which include software license revenues and related consulting revenues, have recently represented an increasing proportion of the Company's total revenues.

Software license revenues are principally recognized at the time of delivery of the licensed products and therefore may result in further fluctuations in the Company's quarterly operating results. Consulting revenues may be influenced by the requirements of one or more of the Company's significant clients, including engagement of the Company for implementing or assisting in implementing special projects of limited duration. During the nine months ended December 31, 1996, the Company's revenues from customized software integration services resulted primarily from projects undertaken for one client, which projects the Company currently expects will continue at least through December 1997. There can be no assurance that the Company will be able to achieve or maintain profitability in the future or that its levels of profitability will not vary significantly among quarterly periods. Fluctuations in operating results may result in volatility in the price of the Company's Common Stock.

         Although the Company's existing clients typically provide forecasts of future activity levels, these forecasts have not always proved accurate. In addition, the sales cycles for the Company's services are typically lengthy and subject to a number of significant risks over which the Company has little or no control, including clients' budget constraints and internal authorization reviews. As a result, the Company may not be able to make accurate estimates of future sales levels. A significant portion of the Company's expenses are fixed and difficult to reduce in the event revenues do not meet the Company's expectations, thus magnifying the adverse effect of any revenue shortfall. Furthermore, announcements by the Company or its competitors of new products, services or technologies could cause clients to defer or cancel purchases of the Company's products and services; any such deferral or cancellation could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. Accordingly, revenue shortfalls can cause significant variations in operating results from quarter to quarter and could have a material adverse effect on the Company's results of operations. If demand for the Company's services significantly exceeds the Company's estimates at a time when its systems are used at or near capacity, however, the Company may be unable to meet contractually required service levels. The Company's failure to meet such service levels could permit clients to terminate their agreements with the Company or give rise to liability for damages or penalties, either of which could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. In addition, the Company has hired a significant number of employees since January 1995 and this significant increase in its workforce may negatively impact the Company's operating margins in the future, particularly if the Company's commercial introduction of new products and services is not as successful as planned.

         Due to all of the foregoing factors, it is possible that in some future quarter the Company's results of operations will be below prior results or the expectations of market analysts and investors. In such an event, the price of the Company's Common Stock would likely be materially adversely affected.

         HISTORY OF LOSSES; CAPITAL REQUIREMENTS. The Company was founded in 1989 and has incurred net losses in each of its fiscal years other than the years ended September 30, 1994 and December 31, 1996. As of December 31, 1996, the Company had an accumulated deficit of approximately $1.9 million. No assurance can be given that the Company will be profitable on either a quarterly or annual basis in the future or that the Company will not need to raise additional funds through public or private financings. Expansion of the Company's business, including the acquisition of additional computer and network equipment and the expansion of its teleservices call center capacity, will require the Company to make significant capital expenditures. The Company believes that the net proceeds of its initial public offering received in October 1996, together with other cash balances and funds available under existing lines of credit, will be sufficient to finance the Company's operations and capital expenditures through at least 1997. In the event that the Company's plans change or available cash resources otherwise prove to be insufficient (due to unanticipated expenses or otherwise), the Company may be required to seek additional financing or curtail its expansion activities. The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company obtains equity financing or finances an acquisition with equity securities, any such issuance of equity securities could result in dilution to the interests of the Company's stockholders. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K.

         RAPID INDUSTRY CHANGE REQUIRES ONGOING PRODUCT DEVELOPMENT EFFORTS. The wireless telecommunications industry has been changing rapidly as a result of increasing competition, technological advances and evolving industry practices and standards, and the Company expects these changes to continue. Carriers in the wireless market have also been changing quickly, as the result of consolidation among established carriers and the rapid entrance of new carriers into the market. The Company's future success will depend on the continued use of its existing products and services, market acceptance of its new products and services and the Company's ability to develop and market new offerings or adapt existing offerings to keep pace with changes in the wireless telecommunications industry. A rapid shift away from the use of cellular in favor of other telecommunications services could affect demand for the Company's product and service offerings, since different business practices might evolve with respect to the offering and sale of new telecommunications services and could require the Company to develop modified or alternate offerings addressing the particular needs of providers of the new telecommunications services. In addition, as the cost of wireless communication services declines and the number of subscribers increases, carriers may elect to forego credit verification of new customers, and it is unclear what means of customer screening, if any, carriers will employ if they do not use credit verification.

         Due to rapid changes in the wireless telecommunications industry, the Company intends to continue to devote substantial financial, managerial and personnel resources to product development efforts for the foreseeable future. The development of the Company's product and service offerings is based on a complex process requiring high levels of innovation and the accurate anticipation of technological and market trends. There can be no assurance that the Company will be successful in developing or marketing its existing or future product and service offerings in a timely manner, or at all. If the Company is unable, due to resource, technical or other constraints to anticipate or respond adequately to changing market, client or technological requirements, the Company's business, financial condition, results of operations and cash flow will be materially adversely affected. There can be no assurance that products or services developed by others will not render the Company's products or services non-competitive or obsolete. See
"Item 1. Business--Competition" in the Form 10-K.

         RISKS ASSOCIATED WITH MANAGING A CHANGING BUSINESS. The Company has expanded its operations rapidly, and this expansion has created significant demands on the Company's executive, operational, development and financial personnel and other resources. Additional expansion by the Company, including geographic expansion, may further strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures, controls and existing space will be adequate to support expansion of the Company's operations. The Company's future operating results will depend on the ability of its officers and key employees to manage changing business conditions and to continue to improve its operational and financial control and reporting systems. If the Company's management is unable to manage growth effectively, its business, financial condition, results of operations and cash flow could be materially and adversely affected. See "Item 1. Business-- Employees," "Item 4A. Executive Officers" and "Item 10. Directors and Executive Officers of the Registrant" in the Form 10-K.

         The success of the Company's business depends in part upon the Company's ability to attract, train and retain a sufficient number of qualified personnel to meet its needs. The Company's teleservices call center is labor intensive; consequently, an increase in the turnover rate among the Company's teleservices employees would increase the Company's recruiting and training costs, and if the Company were unable to recruit and retain a sufficient number of these employees, it could be forced to limit its growth or possibly curtail its operations. There can be no assurance that the Company will be successful in attracting, training and retaining the required number of employees to support the Company's business in the future. See "Item 1. Business--Products and Services" in the Form 10-K.

         DEPENDENCE ON KEY PERSONNEL. The Company's success to date has depended to a significant extent on Pamela D.A. Reeve, its President and Chief Executive Officer, and a number of other key personnel. With the exception of Ms. Reeve, none of the Company's personnel is a party to an employment agreement with the

Company. The loss of the services of Ms. Reeve or any of the Company's other key personnel could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. The Company believes that its future success will depend in large part on its ability to attract and retain highly qualified management, engineering, research and development, sales and operational personnel. In particular, the Company will need to hire additional software developers in order to support and increase its software licensing activities. Competition for all of these personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining key personnel. The failure of the Company to hire and retain qualified personnel could have a material adverse effect upon the Company's business, financial condition, results of operations and cash flow. The Company does not maintain key person life insurance policies on any of its employees other than Ms. Reeve. See "Item 1. Business--Employees," "Item 4A. Executive Officers" and "Item 10. Directors and Executive Officers of the Registrant" in Form 10-K.

         DEPENDENCE ON CELLULAR MARKET AND EMERGING WIRELESS MARKETS. The Company historically has provided its products and services predominantly to cellular carriers. Although the cellular market has experienced significant growth in recent years, there can be no assurance that such growth will continue at similar rates, or at all, or that cellular carriers will continue to use the Company's products and services. Further growth in the Company's revenues from use of the Company's Customer Acquisition System by cellular carriers is more likely to result from expansion into additional geographic markets for its existing clients and from general growth of the cellular market, if any, than from the addition of new cellular carrier clients. Declines in demand for the Company's products and services, whether as a result of competition, technological change, industry change, general economic conditions or other factors, could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

         The Company's future operating results will depend in part on the emergence of the PCS market and other wireless telecommunications markets and the use of the Company's products and services by PCS and other wireless carriers. The PCS market is in its initial stages of development. If the growth of the PCS market or other new wireless markets does not meet expectations or is significantly delayed for any reason, or if carriers in these markets do not use the Company's products and services, the Company's business, financial condition, results of operations and cash flow could be materially and adversely affected. See "Item 1. Business--Products and Services" in the Form 10-K.

        HIGHLY COMPETITIVE INDUSTRY. The market for products and services provided to wireless carriers is highly competitive and subject to rapid change. The market is fragmented, and a number of companies currently offer one or more products or services competitive with those offered by the Company. In addition, many wireless carriers are providing or can provide, internally, products and services competitive with those the Company offers. Trends in the wireless telecommunications industry, including greater consolidation and technological or other developments that make it simpler or more cost-effective for wireless carriers to provide certain services themselves, could affect demand for the Company's services and could make it more difficult for the Company to offer a cost-effective alternative to a wireless carrier's own capabilities. In addition, the Company anticipates continued growth in the wireless carrier services industry and, consequently, the entrance of new competitors in the future.

         The Company believes that the principal competitive factors in the wireless carrier services industry include the ability to identify and respond to subscriber needs, quality and breadth of service offerings, price and technical expertise. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability to hire and retain employees, the development by others of products and services that are competitive with the Company's products and services, the price at which others offer comparable products and services and the extent of its competitors' responsiveness to customer needs.

         Many of the Company's current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than the Company. As a result, the Company's competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the promotion and sale of their products and services. There can be no assurance that the Company will be able to compete successfully with its existing competitors or with new competitors. In addition, competition could increase if new companies enter the market or if existing competitors expand their service offerings. An increase in competition could result in price reductions or the loss of market share by the Company and could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

         To remain competitive in the wireless carrier services industry, the Company will need to continue to invest in engineering, research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to remain competitive. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom the Company has a relationship, to increase the visibility and utility of their products and services. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire a significant market share. If this were to occur, the Company's business, financial condition, results of operations and cash flow could be materially and adversely affected. See "Item 1. Business--Competition" in the Form 10-K.

         RISK OF SYSTEM FAILURE. The Company's operations are dependent upon its ability to maintain its computer and telecommunications equipment and systems in effective working order and to protect its systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. All of the Company's computer and telecommunications equipment is located at its two sites in Waltham, Massachusetts, and, as a result, may be vulnerable to a natural disaster. The Company has taken precautions to protect itself and its clients from events that could interrupt delivery of the Company's services. These precautions include physical security systems, back-up and off-site data storage, back-up telephone lines, service arrangements with multiple long-distance telephone carriers and on-site power generators. Notwithstanding such precautions, there can be no assurance that a fire, natural disaster, power loss, telecommunications failure or similar event would not result in an interruption of the Company's services. From time to time, the Company has experienced delays in the delivery of services to some clients as a result of failures of certain of the Company's systems. In addition, the growth of the Company's client base, a significant increase in transaction volume or an expansion of the Company's facilities may strain the capacity of its computers and telecommunications systems and lead to degradations in performance or system failure. Many of the Company's agreements with carriers contain level of service commitments which the Company might be unable to fulfill in the event of a natural disaster or major system failure. Any damage, failure or delay that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. Further, any future addition or expansion of the Company's facilities to increase capacity could increase the Company's exposure to damage from fire, natural disaster, power loss, telecommunications failure or similar events. There can be no assurance that the Company's property and business interruption insurance will be adequate to compensate the Company for any losses that may occur in the event of a system failure or that such insurance will continue to be available to the Company at all or, if available, that it will be available on commercially reasonable terms. See "Item 1. Business--Products and Services" in the Form 10-K.

         In addition to its own systems, the Company relies on certain equipment, systems and services from third parties that are also subject to risks, including risks of system failure or inadequacy. For example, in providing its credit verification service, the Company is dependent on access to various credit information data bases.

Similarly, delivery of the Company's activation services is often dependent on the availability and performance of third-party billing systems. If, for any reason, the Company were unable to access any such data bases or third-party billing systems, the Company's ability to process credit verification transactions could be impaired. In addition, the Company's business is materially dependent on service provided by various local and long distance telephone companies. A significant increase in the cost of telephone services that is not recoverable through an increase in the price of the Company's services, or any significant interruption in telephone services, could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

         RISK OF SOFTWARE DEFECTS; DEPENDENCE ON THIRD-PARTY SOFTWARE. The software developed and utilized by the Company in providing its products and services may contain errors. Although the Company engages in extensive testing of its software before it is used to provide services to clients, there can be no assurance that errors will not be found in software after commencement of the use of such software. Any such error may result in the Company's partial or total inability to provide services to its clients, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, or loss of revenue because of the inability of clients to use the Company's products or services or the termination by clients of their arrangements with the Company. Any of these results could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

         Certain software used in the Company's software products and to support the Company's qualification and activation services is licensed by the Company from third parties. The Company licenses software from Pilot Software, Inc. under a license agreement that will expire in December 2000 and licenses software from Trans Union Corporation under a three-year agreement. There can be no assurance that these suppliers will continue to license this software to the Company or, if any supplier terminates its agreement with the Company, that the Company will be able to develop or otherwise procure software from another supplier on a timely basis or on commercially reasonable terms. Even if the Company succeeds in developing or procuring such software in such circumstances, there can be no assurance that the Company will be able to do so in a timely fashion. See "Item 1. Business--Proprietary Rights" in the Form 10-K.

         RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS. The Company may in the future pursue acquisitions of companies, technologies or assets that complement the Company's business. Future acquisitions may result in the potentially dilutive issuance of equity securities, the incurrence of additional debt, the write-off of in-process research and development or software acquisition and development costs and the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. Future acquisitions would involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, entering markets in which the Company has little or no direct prior experience and the potential loss of key employees of the acquired company.

         GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. The wireless carriers that constitute the Company's clients are regulated at both the federal and state levels. Federal and state regulation may decrease the growth of the wireless telecommunications industry, affect the development of the PCS or other wireless markets, limit the number of potential clients for the Company's services, impede the Company's ability to offer competitive services to the wireless telecommunications market, or otherwise have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. The Telecommunications Act of 1996, which in large measure deregulated the telecommunications industry, has caused, and is likely to continue to cause, significant changes in the industry, including the entrance of new competitors, consolidation of industry participants and the introduction of bundled wireless and wireline services. Those changes could in turn subject the Company to increased pricing pressures, decrease the demand for the Company's products and services, increase the Company's cost of doing business or otherwise have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

         As the result of offering its ProFile product, the Company is subject to the requirements of the Fair Credit Reporting Act and certain state laws. Although the Company's business activities are not otherwise within the scope of federal or state regulations applicable to credit bureaus and financial institutions, the Company must take into account such regulations in order to provide products and services that help its clients comply with such regulations. The Company monitors regulatory changes and implements changes to its products and services as appropriate. Although the Company attempts to protect itself by written agreements with its clients, failure to reflect the provisions of such regulations in a timely or accurate manner could possibly subject the Company to liabilities that could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. See "Item 1. Business--Government Regulation" in the Form 10-K.

         LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY; RISK OF THIRD PARTY CLAIMS. The Company's success is dependent upon proprietary technology. The Company currently has no patents and protects its property rights in its technology primarily through copyrights, the law of trademarks, trade secrets and employee and third-party non-disclosure agreements. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that these protections will be adequate.

         Although the Company believes that its products and technology do not infringe on any existing proprietary rights of others, there can be no assurance that third parties will not assert such claims against the Company in the future or that such future claims will not be successful. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the United States or abroad. Such a judgment could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. In the event a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such a license could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. The cost of responding to any such claim may be material, whether or not the assertion of such claim is valid. See "Item 1. Business--Proprietary
Rights" in the Form 10-K.

         RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION. As part of its business strategy, the Company may seek opportunities to expand its offerings into international markets. The Company does not currently derive any revenues from international markets. The Company believes that such expansion is important to the Company's ability to continue to grow and to market its products and services. In particular, some domestic wireless carriers expanding into international markets may seek single, global solutions from the Company and its competitors, and as a result, the inability of the Company to offer its products and services internationally may have an adverse effect on the Company's ability to market its products and services to those carriers for use in the United States.

In marketing its products and services internationally, however, the Company will face new competitors, some of whom may have established strong relationships with carriers. There can be no assurance that the Company will be successful in marketing or distributing its services abroad or that, if the Company is successful, its international revenues will be adequate to offset the expense of establishing and maintaining international operations. To date, the Company has no experience in marketing and distributing its services internationally. In addition to the uncertainty as to the Company's ability to establish an international presence, there are certain difficulties and risks inherent in doing business on an international level, such as compliance with regulatory requirements and changes in these requirements, export restrictions, export controls relating to technology, tariffs and other trade barriers, difficulties in staffing and managing international operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on any international operations established by the Company and, consequently, on the Company's business, financial condition, results of operations and cash flow.

          POSSIBLE VOLATILITY OF STOCK PRICE. Factors such as announcements of technological innovations or new products by the Company, its competitors and other third parties, as well as quarterly variations in the Company's results of operations and market conditions in the industry, may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in general has experienced substantial price and volume fluctuations, which have particularly affected the market prices of many technology companies and which have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

        CONTROL BY EXISTING STOCKHOLDERS MAY DISCOURAGE CHANGE OF CONTROL.
As of March 21, 1997, the Company's executive officers, directors and 5% stockholders owned beneficially an aggregate of 8,841,655 shares or approximately 58% of the outstanding shares of Common Stock. As a result, these stockholders, if acting together, may be able to control matters requiring the approval of stockholders of the Company, including the election of directors. This concentration of ownership by existing stockholders may also have the effect of delaying or preventing a change in control of the Company. See "Item
12. Security Ownership of Certain Beneficial Owners and Management" in the Form 10-K.

         ANTI-TAKEOVER EFFECT OF CHARTER PROVISIONS, BY-LAWS AND DELAWARE LAW. The Company's Amended and Restated Certificate of Incorporation (the "Restated Charter") and Amended and Restated By-Laws (the "Restated By-Laws") contain provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of the Company's Common Stock. The Restated Charter requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. The Restated By-Laws require specified advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the President or a majority of the Board of Directors. The Restated By-Laws provide for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company issued and outstanding and entitled to vote. The affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote is required to amend or repeal these provisions. In addition, the Board of Directors is authorized to issue shares of Common Stock and Preferred Stock which, if issued, could dilute and adversely affect various rights of the holders of Common Stock and, in addition, could be used to discourage an unsolicited attempt to acquire control of the Company.

         The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 may limit the ability of stockholders to approve a transaction that they deem to be in their best interests. The foregoing and other provisions of the Restated Charter and the Restated By-Laws and the application of Section 203 of the Delaware General Corporation Law could have the effect of deterring certain takeovers or delaying or preventing certain changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. See "Description of Capital Stock--Preferred Stock" and "--Anti-Takeover Effects of Provisions of the Restated Charter and By-Laws and of Delaware Law" in the Form S-1.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders, nor will any such proceeds be available for use by the Company or otherwise for the Company's benefit. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock owned by the Selling Stockholders as of March 24, 1997. Beneficial ownership of Common Stock by the Selling Stockholders following this offering will depend on the number of Shares sold by each Selling Stockholder. The shares of Common
Stock offered by this Reoffer Prospectus may be offered from time to time by the Selling Stockholders named below. In addition, certain non-affiliates of the Company who each hold less than the lesser of 1,000 shares and 1% of the shares issuable under the Plan pursuant to which such shares were granted and who, therefore, are not required to be named in the following table may use this Reoffer Prospectus for offers and sales of up to an aggregate of 6,565 of the Shares.


                                   Shares          Number of Shares       Shares to be
                             Beneficially Owned    Being Registered    Beneficially Owned
                            Prior to Offering(1)   for Sale Hereby(2)   After Offering(3)
                            --------------------   ------------------  ------------------

Name                        Number       Percent                       Number      Percent
----                        -------      -------                       -------     -------

Richard Antell(4)            88,000        *            11,600          76,400        *

Terry L. Beech                4,000        *             4,000               0        *

Douglas E. Blackwell(5)      64,500        *            22,000          42,500        *

Sharon E. Brown, Trustee of   1,100        *             1,100               0        *
 The Jeffrey Walker Anderson
 Trust

Sharon E. Brown, Trustee of   1,100        *             1,100               0        *
 The Walter Brown Trust

William G. Brown(6)         106,300        *            57,800          48,500        *

Kevin F. Collins              7,500        *             2,500           5,000        *

Judith Dumont                13,500        *             6,000           7,500        *

David Galiel                  4,000        *             4,000               0        *

Kenelmn Jr. Harris            4,000        *             4,000               0        *

Lawrence B. Jarvis            5,150        *             5,150               0        *

Kathi M. Kaligian             1,400        *             1,400               0        *

Steven H. Maxwell             5,000        *             4,500             500        *

Brian J. McNiff              14,500        *             8,500           6,000        *

D. Quinn Mills(7)           413,232        2.7          50,000         363,232        2.4

Kevin O'Reilly                1,100        *             1,100               0        *

Thomas Payne                 10,000        *            10,000               0        *

Pamela D. A. Reeve(8)       792,214        5.1          15,000         777,214        5.0

Naomi Sacks                   1,850        *             1,850               0        *

Shira Shapiro                 1,900        *             1,900               0        *

Jack Sharon                   1,470        *             1,470               0        *

Thomas J. Stopyra             1,250        *             1,250               0        *

Julie B. Wheeler              4,450        *             1,700           2,750        *

Christopher Zigomalas         2,000        *             2,000               0        *




==========================================================================================

 * Less than 1%.

(1) The number of shares beneficially owned by each stockholder is determined in accordance with the rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting or investment power and also any shares which the person has the right to acquire within 60 days after March 24, 1997. The inclusion of such shares herein, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. To the Company's knowledge, each person named in the table has sole voting and investment power (or shares such power with his spouse) with respect to all shares of Common Stock shown as beneficially owned by such person. Solely for the purpose of computing the percentage of shares beneficially owned by a person, shares of Common Stock which the person has the right to acquire within 60 days of March 24, 1997 are deemed outstanding.
(2) The Registration Statement shall also cover any additional shares of Common Stock that become issuable in connection with the shares of Common Stock registered for sale hereby by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Company's outstanding shares of Common Stock.
(3) Assumes that all of the Shares offered hereby are sold.
(4) Includes 76,400 shares subject to options exercisable within 60 days of March 24, 1997. Mr. Antell is the Vice President of Software Development of the Company.
(5) Includes 35,000 shares subject to options exercisable within 60 days of March 24, 1997. Mr. Blackwell is the Vice President of Service Delivery of the Company.
(6) Includes 6,600 shares held by trusts for the benefit of Mr. Brown's children and 48,500 shares subject to options exercisable within 60 days of March 24, 1997. Mr. Brown is the Chief Financial Officer, Vice President of Finance and Administration and Treasurer of the Company.
(7) Includes 341,466 shares held by the D. Quinn Mills Profit Sharing Plan and 21,766 shares purchasable upon exercise of a warrant held by a child of Dr. Mills. Mr. Mills is a director of the Company.
(8) Includes 4,400 shares held by trusts for the benefit of Ms. Reeve's children and 379,000 shares subject to options exercisable within 60 days of March 24, 1997. Ms. Reeve is the President and Chief Executive Officer and a director of the Company.

                              PLAN OF DISTRIBUTION

    The shares offered hereby may be sold from time to time by the Selling Stockholders or their pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market prices, or in negotiated transactions at negotiated prices. The shares may be sold by one or a combination of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Reoffer Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive discounts, concessions, commissions or other compensation from Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions. In addition, any securities covered by this Reoffer Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Reoffer Prospectus.

    Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, setting forth: (i) the name of such Selling Stockholder and the name of each of the participating broker-dealers; (ii) the number of shares involved; (iii) the price at which such shares were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (v) a statement to the effect that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Reoffer Prospectus; and (vi) other facts material to the transaction.

    The Selling Stockholders will be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the Shares offered hereby. All of the other expenses of this offering will be paid by the Company.

    Limitations on Resale
    ---------------------

    As of the date of this Reoffer Prospectus, the Company does not meet the registrant requirements for the use of Form S-3. Therefore, pursuant to General Instruction C of Form S-8, the Selling Stockholders, and any other persons with whom a Selling Stockholder is acting in concert for the purpose of selling securities of the Company, are subject to the volume resale limitations of Rule 144(e) under the Securities Act. Rule 144(e) limits the volume of sales of shares for the account of persons subject to its provisions to the greater of (a) 1% of the shares of the class outstanding as shown by the most recent report issued or published by the issuer or (b) the average weekly trading volume in the securities as determined pursuant to Rule 144(e).

                                  LEGAL MATTERS

    The validity of the Shares offered hereby has been passed upon for the Company by Foley, Hoag & Eliot LLP, Boston, Massachusetts.

                                     EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                TABLE OF CONTENTS

    No broker, dealer or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Reoffer Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Reoffer Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Reoffer Prospectus nor any sale made hereunder shall create, under any circumstances, any implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to its date.




                                TABLE OF CONTENTS
                                -----------------
                                                                         Page
                                                                         ----

Available Information ................................................     2

Incorporation of Certain Documents by Reference ......................     2

The Company ..........................................................     3

Risk Factors .........................................................     4

Use of Proceeds ......................................................     13

Selling Stockholders .................................................     13

Plan of Distribution .................................................     15

Legal Matters ........................................................     15

Experts ..............................................................     16



                                LIGHTBRIDGE, INC.

                         226,485 Shares of Common Stock


                               -------------------

                                   PROSPECTUS

                               -------------------
                                 March 25, 1997

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

         (a) the description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on September 6, 1996 under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description;

         (b) the Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1996, as filed with the Commission on March 25, 1997; and

         (c) all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law affords a Delaware corporation the power to indemnify its present and former directors and offices under certain conditions. Article SEVENTH of the Restated Charter provides that the Company shall indemnify each person who at any time is, or shall have been, a director or officer of the Company, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is, or was, a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware General Corporation Law.

         Section 102(b)(7) of the Delaware Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or to its stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware Corporation Law or
(iv) any transaction from which the director derived an improper personal benefit. Article NINTH of the Restated Charter provides that to the maximum extent permitted by the General Corporation Law of the State of Delaware, no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of the Company. No amendment to or repeal of the provisions of Article NINTH shall apply to or have any effect on the liability or the alleged liability of any director of the Corporation with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article NINTH is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above.

         Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures the Company against losses, (above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Restated Charter or the Restated By-Laws.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

4.1*     Specimen certificate for the Common Stock

 5.1     Opinion of Foley, Hoag & Eliot LLP

10.1*    Lightbridge, Inc. 1990 Incentive and Nonqualified Stock Option Plan

10.2*    Lightbridge, Inc. 1996 Incentive and Non-Qualified Stock Option Plan

23.1     Consent of Deloitte & Touche LLP

23.2     Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

24.1     Power of Attorney (contained on the signature page)

----------
* Filed as an exhibit to the Company's Registration Statement on Form S-1 (file number 333-6589), as declared effective by the Commission on September 25, 1996 and incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

         1.   The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs 2 (a)(1)(i) and 2 (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Massachusetts, on this 25th day of March 1997.

                                LIGHTBRIDGE, INC.


                                By: /s/ Pamela D.A. Reeve
                                    -----------------------------------
                                    Pamela D.A. Reeve
                                    President & Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Pamela D.A. Reeve and William G. Brown, and each of them, true and lawful attorneys-in-fact and agents with full power of substitution, for and in such name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing that they, or either of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or any substitute or substitutes for any or both of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities as of March 25, 1997.



Signature                                Title
---------                                -----


/s/ Pamela D.A. Reeve                    President; Chief Executive Officer;
----------------------------             Director (Principal Executive Officer)
Pamela D.A. Reeve

Signature                                Title
---------                                -----



/s/ William G. Brown                     Chief Financial Officer; Treasurer
----------------------------             (Principal Financial and Accounting
William G. Brown                         Officer)



/s/ Andrew I. Fillat                     Director
----------------------------
Andrew I. Fillat



/s/ Torrence C. Harder                   Director
----------------------------
Torrence C. Harder



/s/ Douglas A. Kingsley                  Director
----------------------------
Douglas A. Kingsley



/s/ D. Quinn Mills                       Director
----------------------------
D. Quinn Mills

                                                   EXHIBIT INDEX
                                                   -------------

Exhibit
  No.             Description                                                                     Page
-------           -----------                                                                     ----

 4.1*             Specimen certificate for the Common Stock

 5.1              Opinion of Foley, Hoag & Eliot LLP

10.1*             Lightbridge, Inc. 1990 Incentive and Nonqualified Stock Option Plan

10.2*             Lightbridge, Inc. 1996 Incentive and Non-Qualified Stock Option Plan

23.1              Consent of Deloitte & Touche LLP

23.2              Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

24.1              Power of Attorney (contained on the signature page)

----------
* Filed as an exhibit to the Company's Registration Statement on Form S-1 (file number 333-6589), as declared effective by the Commission on September 25, 1996 and incorporated herein by reference.